PHOTRONICS, INC. AND SUBSIDIARIES
Non-GAAP Financial Measure
Reconciliation of GAAP Net income to EBITDA
(in thousands)
(Unaudited)

	Three Months Ended		Year Ended
	November 3,	October 28,	November 3,	October 28,
	2013	2012	2013	2012
GAAP Net income (a)	$4,913	$4,217	$19,576	$29,855

Add: interest expense	2,051	1,901	7,756	7,488
Add: income tax expense	1,072	1,551	7,229	10,793
Add: depreciation and amortization	17,453	19,825	71,408	83,611
Add: special items (b)	1,156	910	3,974	3,328
EBITDA	$26,645	$28,404	$109,943	$135,075

(a)	Includes net income attributable to noncontrolling interests.

(b)	Special items consist of stock compensation expense, and in 2012 non-cash consolidation and restructuring charges and warrants income.